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                                                                    EXHIBIT 99.1

[BRADY LOGO]
                                  NEWS RELEASE
BRADY CORPORATION
                                                       6555 West Good Hope Road
                                                       P.O. Box 571
                                                       Milwaukee, WI USA
                                                       53201-0571

                                                       Tel: 414-358-6600
                                                       Fax: 414-438-6910
                                                       www.bradycorp.com


For More Information Contact:
Laurie Bernardy (414) 438-6880

BRADY CORPORATION MAKES CASH OFFER FOR CRITCHLEY GROUP PLC

MILWAUKEE (January 27, 2000)--Brady Corporation (NYSE: BRC) announced today a cash offer to buy all of the approximately 16.3 million outstanding shares of Critchley Group plc (LON: CTY) for 575 pence (about $9.49) per Critchley share, a premium of approximately 43 percent to Critchley's closing price of 402.5 pence on January 25. The offer represents a value of approximately 94 million pounds or about $155 million.

Founded in 1909, Critchley, headquartered in Gloucestershire, England, is a manufacturer and marketer of specialty identification products and cable-management products for electrical, telecommunications, datacommunication, mass transit and other industries. Its products include labels and labeling systems to identify wires, cables, components and assemblies in electrical and electronic equipment and facilities. For the year ended March 31, 1999, Critchley reported sales of approximately $87 million and profits after tax of approximately $8.6 million.

Brady, headquartered in Milwaukee, Wisconsin, is an international manufacturer and marketer of identification and safety solutions. Founded in 1914, Brady produces a broad range of high-performance labels, signs, tapes, printing systems, software and automatic identification and data-collection systems to help companies enhance safety, security, productivity and performance. Brady has more than 2,700 employees and operations in 20 countries serving more than 300,000 companies worldwide in markets including electronics, electrical, telecommunications, transportation, pulp and paper, petrochemical and other manufacturing segments, construction, education, healthcare and government.

While the Critchley Board of Directors has not yet recommended Brady's offer, shareholders with approximately 43 percent of the outstanding shares of Critchley are supporting the offer in the following ways: They have agreed to sell to Brady 2,432,910 Critchley shares in aggregate representing approximately
14.9 percent of Critchley's shares; stated their intention to grant undertakings to accept the offer for an additional 2,449,236 Critchley shares in aggregate, representing approximately 15 percent of Critchley's shares; and stated their intention to accept the offer for their remaining holdings of 2,177,776 Critchley shares in aggregate, representing approximately 13.3 percent of Critchley's shares.

"The combination of Brady and Critchley can add significant value to both companies," said Katherine M. Hudson, Brady president and chief executive officer. "Our offer represents a significant premium for Critchley shareholders. And with the merger would come a stronger platform for growth and superior customer service by both units through an expanded product line as well as an improved global new-product-development, manufacturing, marketing, sales and service infrastructure."

Brady strives to grow sales at a compound annual growth rate of 15 percent or more over a rolling five-year horizon through acquisitions, new products, geographic expansion and market penetration. With sales of $470.9 million and net income of $39.6 million for the year ended July 31, 1999, the company has experienced sales growth at a compound annual growth rate of 13 percent and net income growth at a CAGR of 16 percent since 1994. Over the same period, its sales from international operations have grown 17 percent per year and now make up about 45 percent of its total sales.


This news release contains forward-looking information, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking information in this release involves risks and uncertainties, including, but not limited to, unknown information with respect to non-negotiated acquisitions; variations in the economic or political conditions in the countries in which the company does business; fluctuations in currency exchange rates for international currencies versus the U.S. dollar; technology changes; the continued availability of sources of supply; domestic and international economic conditions and growth rates; the ability of the company to timely adjust its cost structure to changes in levels of sales, product mix and the company's traditionally low levels of order backlog; the ability of the company to acquire new businesses; and other risks described in the company's 10-Q filing with the Securities and Exchange Commission on May 20, 1996. The company cautions that forward-looking statements are not guarantees, since there are inherent difficulties in predicting future results, and that actual results could differ materially from those expressed or implied in forward-looking statements.

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